Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

T Stamp Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (1)	Class A Common Stock, $0.01 par value per share
Other (1)	Warrants
Other (1)	Units
Unallocated (Universal) Shelf (1)		457(o)		(3)	$50,000,000	0.00011020	$5,510.00

Total Offering Amounts							$5,510.00
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$5,510.00

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by T Stamp Inc. (the “Registrant”).
(2)	There are being registered hereunder an indeterminate number of shares of common stock, an indeterminate number of warrants to purchase common stock, an indeterminate number of units (that may be comprised of any combination of common stock and warrants), from time to time, which together shall have an aggregate initial offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price of the securities will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

Carry Forward Securities

(N/A)